Exhibit 99.1

Realty Income Announces Proposed Convertible Senior Notes Offering

SAN DIEGO, CALIFORNIA, January 5, 2026....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced its intention to offer, subject to market and other conditions, $750 million aggregate principal amount of convertible senior notes due 2029 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Realty Income also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $112.5 million aggregate principal amount of notes.

The notes will be senior, unsecured obligations of Realty Income, will accrue interest payable semi-annually in arrears and will mature on January 15, 2029, unless earlier repurchased, redeemed or converted. Noteholders will have the right to convert their notes in certain circumstances and during specified periods. Realty Income will settle conversions by paying cash and if applicable, delivering shares of its common stock, based on the applicable conversion rate.

Realty Income will have the right to redeem the notes, in whole or in part, at Realty Income’s option at any time prior to maturity to the extent, and only to the extent, necessary to preserve its status as a real estate investment trust for U.S. federal income tax purposes. The redemption price for any note called for redemption will be a cash amount equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. The notes will not otherwise be redeemable at Realty Income’s election before maturity.

If certain corporate events that constitute a “fundamental change” occur, which includes certain business combination transactions involving Realty Income and certain de-listing events with respect to Realty Income’s common stock, then, subject to a limited exception, noteholders may require Realty Income to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The interest rate, initial conversion rate and other terms of the notes will be determined at the pricing of the offering.

Use of Proceeds

Realty Income intends to use the majority of net proceeds from this offering for general corporate purposes, which may include, among other things, the repayment or repurchase of Realty Income’s indebtedness (including the $500.0 million of outstanding 5.050% senior notes due 2026, which mature on January 13, 2026 and/or borrowings under Realty Income’s revolving credit facilities and commercial paper programs), foreign currency swaps or other hedging instruments, the development, redevelopment and acquisition of additional properties, acquisition or business combination transactions, and the expansion and improvement of certain properties in Realty Income’s portfolio. Realty Income expects to use a portion of the net proceeds from this offering to repurchase shares of Realty Income’s common stock concurrently with the pricing of this offering in privately negotiated transactions effected through one of the initial purchasers of the notes or its affiliate, as Realty Income’s agent. The concurrent repurchases of shares of Realty Income’s common stock described above may result in Realty Income’s common stock trading at prices that are higher than would be the case in the absence of these repurchases, which may result in a higher initial conversion price for the notes Realty Income is offering.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Realty Income

Realty Income (NYSE: O), an S&P 500 company, is real estate partner to the world's leading companies®. Founded in 1969, we serve our clients as a full-service real estate capital provider. As of September 30, 2025, we have a portfolio of over 15,500 properties in all 50 U.S. states, the U.K., and seven other countries in Europe. We are known as “The Monthly Dividend Company®” and have a mission to invest in people and places to deliver dependable monthly dividends that increase over time. Since our listing on the NYSE in 1994, we have had 133 dividend increases and are a member of the S&P 500 Dividend Aristocrats® index for having increased our dividend for over 30 consecutive years.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the anticipated terms of the notes being offered, the completion, timing and size of the proposed offering and the intended use of the net proceeds. Forward-looking statements represent Realty Income’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Realty Income’s common stock and risks relating to Realty Income’s business, including those described in periodic reports that Realty Income files from time to time with the SEC. Realty Income may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the offering or the notes or its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Realty Income does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Investor Relations:

Jonathan Pong

Executive Vice President, CFO and Treasurer

+1 858 284 5177

jpong@realtyincome.com